Exhibit 99.1

Computer Programs and Systems, Inc. Announces Third Quarter 2009 Results

Company Declares Regular Quarterly Dividend of $0.36 Per Share

MOBILE, Ala.--(BUSINESS WIRE)--October 22, 2009--Computer Programs and Systems, Inc. (NASDAQ: CPSI):

Third Quarter Highlights:

  Revenues of $33.0 million;
  Earnings per diluted share of $0.37;
  Cash used in operations of $1.2 million; and
  Quarterly dividend of $0.36 per share.

Computer Programs and Systems, Inc. (NASDAQ: CPSI), a leading provider of healthcare information solutions, today announced results for the third quarter and nine months ended September 30, 2009.

The Company also announced that its Board of Directors has declared a regular quarterly cash dividend of $0.36 (thirty-six cents) per share, payable on November 24, 2009, to stockholders of record as of the close of business on November 9, 2009.

Total revenues for the third quarter ended September 30, 2009, increased 8.7% to $33.0 million, compared with total revenues of $30.4 million for the prior-year period. Net income for the quarter ended September 30, 2009, decreased 1.8% to $4.0 million, or $0.37 per diluted share, compared with $4.1 million, or $0.38 per diluted share, for the quarter ended September 30, 2008. Cash used in operations for the third quarter of 2009 was $1.2 million, compared with $2.8 million of cash provided by operations for the prior-year period.

Commenting on the results, Boyd Douglas, chief executive officer and president of CPSI, stated, “We are pleased with our performance in the third quarter, which strongly positions us for the remainder of the year. As we had anticipated when we increased our capacity in installation and support personnel earlier this year, we expect installations to increase in the fourth quarter. The value of our products and services is being confirmed by increased recognition of the benefits of information technology in the healthcare sector and positive sentiment in Washington. Healthcare reform legislation currently under consideration clearly envisions information technology as a key component in improving quality and containing costs. As we look ahead to 2010, we remain optimistic that the economic and political environment will translate into opportunities for new business. We have the products and services as well as an expanded and highly trained workforce to not only meet but exceed customer expectations.”

Total revenues for the nine months ended September 30, 2009, increased 7.3% to $94.0 million, compared with total revenues of $87.6 million for the prior-year period. Net income for the nine months ended September 30, 2009, increased 9.4% to $11.6 million, or $1.06 per diluted share, compared with $10.6 million, or $0.98 per diluted share, for the nine months ended September 30, 2008. Cash provided by operations for the first nine months of 2009 was $6.1 million, compared with $12.3 million for the prior-year period.

For the fourth quarter of 2009, the Company anticipates total revenues of $33.0 million to $34.5 million and net income of approximately $4.0 million to $4.2 million, or $0.37 to $0.39 per diluted share. CPSI’s 12-month backlog as of September 30, 2009, was $107.6 million, consisting of $22.9 million in non-recurring system purchases and $84.7 million in recurring payments for support, Business Management Services, ASP and ISP contracts.

A listen-only simulcast and replay of CPSI’s third quarter 2009 conference call will be available on-line at www.cpsinet.com and www.earnings.com on October 23, 2009, beginning at 9:00 a.m. Eastern Time.

About Computer Programs and Systems, Inc.

CPSI is a leading provider of healthcare information solutions for community hospitals with over 650 client hospitals in 47 states and the District of Columbia. Founded in 1979, the Company is a single-source vendor providing comprehensive software and hardware products, complemented by complete installation services and extensive support. Its fully integrated, enterprise-wide system automates clinical and financial data management in each of the primary functional areas of a hospital. CPSI’s staff of over 800 technical, healthcare and medical professionals provides system implementation and continuing support services as part of a comprehensive program designed to respond to clients’ information needs in a constantly changing healthcare environment. For more information, visit www.cpsinet.com.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potential,” “may,” “continue,” “should,” “will” and words of comparable meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and future financial results are forward-looking statements. We caution investors that any such forward-looking statements are only predictions and are not guarantees of future performance. Certain risks, uncertainties and other factors may cause actual results to differ materially from those projected in the forward-looking statements. Such factors may include: overall business and economic conditions affecting the healthcare industry; saturation of our target market and hospital consolidations; changes in customer purchasing priorities, capital expenditures and demand for information technology systems; competition with companies that have greater financial, technical and marketing resources than we have; failure to develop new technology and products in response to market demands; fluctuations in quarterly financial performance due to, among other factors, timing of customer installations; failure of our products to function properly resulting in claims for medical losses; government regulation of our products and customers, including changes in healthcare policy affecting Medicare reimbursement rates; changes in accounting principles generally accepted in the United States; general economic conditions, including changes in the financial markets that may affect the availability and cost of credit to us or our customers; interruptions in our power supply and/or telecommunications capabilities and other risk factors described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release.

COMPUTER PROGRAMS AND SYSTEMS, INC.
Unaudited Condensed Statements of Operations
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Sales revenues:
System sales	$11,578	$10,742	$30,916	$29,856
Support and maintenance	13,957	13,398	41,610	39,617
Business management services	7,473	6,213	21,465	18,149
Total sales revenues	33,008	30,353	93,991	87,622

Cost of sales:
System sales	9,428	8,675	25,716	23,792
Support and maintenance	5,595	4,862	15,916	14,432
Business management services	4,372	3,522	12,612	10,747
Total cost of sales	19,395	17,059	54,244	48,971
Gross profit	13,613	13,294	39,747	38,651

Operating expenses:
Sales and marketing	2,298	2,175	6,626	6,564
General and administrative	5,210	4,986	15,393	15,747
Total operating expenses	7,508	7,161	22,019	22,311

Operating income	6,105	6,133	17,728	16,340
Interest income, net	219	244	691	740
Income before taxes	6,324	6,377	18,419	17,080
Provision for income taxes	2,303	2,284	6,832	6,489
Net income	$4,021	$4,093	$11,587	$10,591

Basic earnings per share	$0.37	$0.38	$1.06	$0.98
Diluted earnings per share	$0.37	$0.38	$1.06	$0.98

Weighted average shares outstanding:
Basic	10,973	10,853	10,947	10,836
Diluted	10,973	10,872	10,949	10,854

COMPUTER PROGRAMS AND SYSTEMS, INC.
Condensed Balance Sheets
(in thousands, except per share data)

	Sept. 30, 2009	Dec. 31, 2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,990	$11,744
Investments	13,208	11,846
Accounts receivable, net of allowance for doubtful accounts of $1,167 and $628, respectively	19,159	15,601
Financing receivables, current portion	2,557	2,357
Inventory	1,697	1,374
Deferred tax assets	1,745	1,332
Prepaid income taxes	613	319
Prepaid expenses	762	501
Total current assets	44,731	45,074

Financing receivables, long-term	3,499	2,980
Property and equipment	13,466	12,080
Accumulated depreciation	(8,561)	(7,267)
Total assets	$53,135	$52,867

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$924	$1,830
Deferred revenue	3,337	3,728
Accrued vacation	2,672	2,297
Other accrued liabilities	3,126	3,997
Total current liabilities	10,059	11,852

Deferred tax liabilities	356	456

Stockholders’ equity:
Common stock, par value $0.001 per share, 30,000 shares authorized, 10,973 and 10,894 shares issued and outstanding	11	11
Additional paid-in capital	29,419	27,007
Accumulated other comprehensive income	35	56
Retained earnings	13,255	13,485
Total stockholders’ equity	42,720	40,559
Total liabilities and stockholders’ equity	$53,135	$52,867

COMPUTER PROGRAMS AND SYSTEMS, INC.
Unaudited Other Supplemental Information
(In thousands)

The following table summarizes free cash flow for the Company:

	Three Months Ended Sept. 30, 2009	Nine Months Ended Sept. 30, 2009
Net cash (used in) provided by operating activities	$(1,226)	$6,124
Purchases of property and equipment	(464)	(1,386)
Free cash flow	$(1,690)	$4,738

Free cash flow is a non-GAAP financial measure which CPSI defines as net cash provided by operating activities less purchases of property and equipment.  The most directly comparable GAAP financial measure is net cash provided by operating activities.  The Company believes free cash flow is a useful measure of performance and uses this measure as an indication of the financial resources of the Company and its ability to generate cash.

CONTACT:
Computer Programs and Systems, Inc.
Darrell G. West
Vice President-Finance and Chief Financial Officer
251-639-8100